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                                                                    EXHIBIT 11.2
                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

        (Accounting principles generally accepted in the United States) (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)

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                                              Fiscal quarters ended  Two fiscal quarters ended
                                              ---------------------  -------------------------

                                              Oct 31,    Nov 1,        Oct 31,    Nov 1,
                                               1999       1998         1999       1998
                                             ---------  --------     ---------  --------

Net earnings  - U.S. GAAP
 Net earnings, as reported, Cdn GAAP         $301,709   $ 53,314     $348,995   $ 88,834

 Write off of purchased research and
  development in process                      (54,430)        --      (54,430)        --

 Amortization of purchased research and
  development in process, Cdn GAAP             16,142         --       16,142         --
                                             --------   --------     --------   --------

Net earnings, U.S. GAAP                      $263,421   $ 53,314     $310,707   $ 88,834
                                             ========   ========     ========   ========

Earnings per share (U.S. GAAP - Basic)

 Net earnings                                $263,421   $ 53,314     $310,707   $ 88,834
                                             ========   ========     ========   ========

 Weighted average number of Common
   Shares outstanding during the period       180,863    176,766      180,631    176,430
                                             ========   ========     ========   ========

 Earnings  per share (U.S. GAAP)                $1.46      $0.30        $1.72      $0.50
                                             ========   ========     ========   ========

Earnings per share (U.S. GAAP- Diluted)

 Net earnings                                $263,421   $ 53,314     $310,707   $ 88,834
                                             ========   ========     ========   ========

 Weighted average number of Common Shares
   outstanding during the period              180,863    176,766      180,631    176,430

 Net effect of dilutive stock options
   based on the treasury stock method           2,087         --        2,642      4,233
                                             --------   --------     --------   --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                          182,950    176,766      183,273    180,633
                                             ========   ========     ========   ========

 Earnings per share (U.S. GAAP)                $ 1.44   $   0.30     $   1.70   $   0.49
                                             ========   ========     ========   ========
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